Exhibit 3

Names and Addresses of the Underwriters

Banco Bilbao Vizcaya Argentaria, S.A.

One Canada Square, 44th Floor

Canary Wharf

London E14 5AA

United Kingdom

BNP PARIBAS

16, boulevard des Italiens

75009 Paris

France

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

UBS AG London Branch

5 Broadgate

London EC2M 2QS

United Kingdom